UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2004

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 West Chester Pike West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In response to a letter from the registrant to NASDAQ, the registrant received from NASDAQ, on September 13, 2004, a letter regarding a vacancy created in the registrant’s Audit Committee of its Board of Directors by the resignation of Judge Eugene Monaco. The NASDAQ response letter informed the registrant that, consistent with NASDAQ Marketplace Rule 4350(d)(4), the registrant will be provided a cure period until the registrant’s next annual shareholders’ meeting but no later than October 31, 2004, in order to appoint a third member to the registrant’s Audit Committee of its Board of Directors and regain compliance with NASDAQ Marketplace Rule 4350(d)(4). (The NASDAQ letter also acknowledged that NASDAQ Marketplace Rule 4350(d)(4) is not technically applicable to the registrant until the earlier of October 31, 2004, or the registrant’s first annual meeting after January 15, 2004). The NASDAQ letter further informed the registrant that in the event the registrant does not regain compliance within this period, NASDAQ will provide written notice to the registrant that its securities will be delisted.

Since Judge Monaco’s resignation, the registrant’s Nominating and Corporate Governance Committee has been considering candidates to fill the vacancy of the Board and the Audit Committee, which was disclosed to NASDAQ. By resolution of the registrant’s Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, the registrant’s Board of Directors has now appointed Michael J. Rosenthal to serve on the Audit Committee of its Board of Directors, and, on September 15, Mr. Rosenthal accepted this appointment, effective September 27, 2004. Accordingly, the registrant will have regained compliance with NASDAQ Marketplace Rule 4350(d)(4), effective on such date.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBEL LEARNING COMMUNITIES, INC.

Date: September 16, 2004	By:	/s/ George H. Bernstein
George H. Bernstein
President and Chief Executive Officer